Exhibit 5.1

May 19, 2017
LendingClub Corporation
71 Stevenson St. Suite 300
San Francisco, CA 94105

Ladies and Gentlemen:
At your request, we have examined the Registration Statement on Form S-3 (the "Registration Statement”) to be filed by LendingClub Corporation, a Delaware corporation (“Company”), with the Securities and Exchange Commission (“Commission”) on the date hereof in connection with the public offering of an unlimited aggregate principal amount of the Company’s Member Payment Dependent Notes (“Notes”). The Notes will be purchased and sold pursuant to an Investor Agreement (“Investor Agreement”) in the form set forth as an exhibit to the Registration Statement to be entered into between the Company and each purchaser of Notes (“Purchasers”) and issued pursuant to the Indenture, dated as of October 10, 2008 (“Initial Indenture”), as supplemented by the First Supplemental Indenture dated July 10, 2009 (“First Supplement”), the Second Supplemental Indenture dated May 5, 2010 (“Second Supplement”), and the Third Supplemental Indenture dated October 3, 2014 (“Third Supplement”, and together with the Initial Indenture, the First Supplement and the Second Supplement, the “Indenture”), each of which Initial Indenture, First Supplement, Second Supplement, and Third Supplement is between the Company and Delaware Trust Company (formerly CSC Trust Company of Delaware), as successor to Wells Fargo Bank, National Association, as trustee (“Trustee”).
In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:

(1)
the Company’s Restated Certificate of Incorporation, certified by the Delaware Secretary of State on December 16, 2014 (the “Restated Certificate”), (filed as Exhibit 3.1 of the Company’s Current Report on Form 8-K, filed with the Commission December 16, 2014);

(2)
the Company’s Amended and Restated Bylaws, certified by the Company’s Secretary on December 16, 2014 (the “Bylaws”) (filed as Exhibit 3.2 of the Company’s Current Report on Form 8-K, filed with the Commission December 16, 2014);

(3)	the Registration Statement, together with the exhibits filed as a part thereof or incorporated therein by reference;

(4)	the Prospectus prepared in connection with the Registration Statement (“Prospectus”);

(5)	the minutes and action by written consent of the Company’s Board of Directors (the “Board”) and stockholders pursuant to which the Restated Certificate and Bylaws were approved;

(6)	the minutes and action by written consent of the Board pursuant to which the Indenture, the Investor Agreement, and the Registration Statement were adopted and approved;

(7)
a Certificate of Good Standing issued by the Secretary of State of the State of Delaware, dated May 18, 2017, stating that the Company is qualified to do business and is in good standing under the laws of the State of Delaware (“DE Good Standing”);

May 19, 2017

(8)
a Certificate of Status issued by the Secretary of State of the State of California dated May 18, 2017 and the Franchise Tax Board of the State of California dated May [18], 2017, stating that the Company is qualified to do business as a foreign corporation in good standing under the laws of the State of California;

(9)	a Management Certificate addressed to us, executed by the Company and dated of even date herewith containing certain factual representations (the “Management Certificate”); and

(10)	the Indenture and the Investor Agreement.
In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us, and the due authorization, execution and delivery of all such documents by each party other than the Company where due authorization, execution and delivery by such party are prerequisites to the effectiveness thereof. We have also assumed that certificates or instruments representing the Notes have been duly authorized, as described in the Registration Statement. We have also assumed that certificates or instruments representing the Notes will have been properly authenticated in accordance with the terms of the Indenture and delivered to the intended recipients.
In rendering the opinions set forth below, we have assumed that: (i) the Trustee has the power, corporate or other, to enter into and perform its obligations under the Indenture; (ii) the Indenture, as supplemented, is, and at the time of execution, authentication, issuance and delivery of the Notes will be, duly authorized, executed and delivered by the parties thereto in substantially the form filed as an exhibit to the Registration Statement and reviewed by us and will be a valid and binding obligation of the Trustee; (iii) the Trustee shall have been qualified under the Trust Indenture Act of 1939, as amended; and (iv) each Purchaser, respectively, has the legal capacity or power, corporate or other, to enter into and perform such Purchaser’s obligations under the Investor Agreement.
We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America and of the State of California, the existing Delaware General Corporation Law and reported judicial decisions relating thereto and, solely with respect to whether or not the Indenture and the Notes are the valid and binding obligations of the Company, the existing internal laws of the State of New York without regard to principles or laws regarding choice of law or conflict of laws.
This opinion is limited to laws, including rules and regulations, as in effect on the date of effectiveness of the Registration Statement. We are basing this opinion on our understanding that, prior to issuing any Notes, the Company will advise us in writing of the terms thereof and other information material thereto, and will file such supplement or amendment to this opinion (if any) as we may reasonably consider necessary or appropriate with respect to such Notes. We also assume the Company will timely file any and all supplements to the Registration Statement and Prospectus as are necessary to comply with applicable laws in effect from time to time. However, we undertake no responsibility to monitor the Company’s future compliance with applicable laws, rules or regulations of the Commission or other governmental body.
This opinion is qualified by, and is subject to, and we render no opinion with respect to, the following limitations and exceptions to the enforceability of the Notes:

(a)
the effect of the laws of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance, and other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors;

(b)
the effect of general principles of equity and similar principles, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, public policy and unconscionability, and

May 19, 2017

the possible unavailability of specific performance, injunctive relief, or other equitable remedies, regardless of whether considered in a proceeding in equity or at law;

(c)	the effect of laws relating to usury or permissible rates of interest for loans, forbearances or the use of money; and

(d)	the effect of provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to federal or state securities laws.

This opinion is based upon the customary practice of lawyers who regularly give, and lawyers who regularly advise opinion recipients regarding, opinions of the kind set forth in this opinion letter, including customary practice as described in bar association reports.
Based upon the foregoing, we are of the following opinions:

(1)
The Indenture has been duly authorized and executed by the Company and has been duly delivered by the Company to the Trustee and is the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms; and

(2)
The Notes have been duly authorized and, when duly executed, authenticated and delivered by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture and delivered to, and paid for by, the Purchasers in accordance with the terms of the Investor Agreement, will constitute legal, valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto.

May 19, 2017

This opinion is intended solely for use in connection with issuance and sale of the Notes subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered as of the date first written above and based solely on our understanding of facts in existence as of such date after the aforementioned examination. We assume no obligation to advise you of any fact, circumstance, event or change in the law subsequent to the date of effectiveness of the Registration Statement or the facts that may thereafter be brought to our attention whether or not such occurrence would affect or modify any of the opinions expressed herein.
Very truly yours,
/s/ Fenwick & West LLP
FENWICK & WEST LLP